August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Pricing Supplement No. 337 dated July 25, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Outperformance Buffered Securities due February 20, 2010
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Aggregate Principal Amount:		$7,610,000
Original issue price:		$10 per security (see “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		August 24, 2007
Issue date:		August 31, 2007 (5 business days after the pricing date)
Maturity date:		February 20, 2010, subject to postponement for market disruption events
OEX Index:		S&P 100® Index
RTY Index:		Russell 2000® Index
Payment at maturity:
¡  If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate;
¡  If the OEX Index underperforms the RTY Index by an amount equal to, or less than, the buffer amount of 10%, the $10 stated principal amount; or
¡  If the OEX Index underperforms the RTY Index by an amount greater than the buffer amount of 10%, an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus (x) the outperformance return plus (y) the buffer amount of 10%, subject to a minimum payment at maturity of $1, or 10% of the stated principal amount.

Buffer amount:		10%
Minimum payment at maturity:		$1 per security (equal to 10% of the stated principal amount)
Participation rate:		155%
Outperformance return:
The OEX Index return less the RTY Index return
¡   If the OEX Index outperforms the RTY Index, the outperformance return will be positive
¡   If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:		OEX Index final value – OEX Index initial value
OEX Index initial value
RTY Index return:		RTY Index final value – RTY Index initial value
RTY Index initial value
OEX Index initial value:		689.47, the closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date
OEX Index final value:		The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date
RTY Index initial value:		798.93, the closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date
RTY Index final value:		The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date
Valuation date:		February 18, 2010, subject to postponement for market disruption events
CUSIP:		617475678
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security:	$10	$0.20	$9.80
	Total:	$7,610,000	$152,200	$7,457,800
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for further details.
(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 100®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.
The “Russell 2000® Index” is a trademark of the Frank Russell Company and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 337 dated July 25, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007      Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.